Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) is entered into by and between AMC Entertainment Holdings, Inc., a Delaware corporation (the “Company”), and Sean D. Goodman (“Officer”).

WHEREAS, the Company and Officer entered into an Employment Agreement dated October 6, 2020, but effective December 2, 2019 (the “Agreement”); and

WHEREAS, the Company and Officer now desire to amend the Agreement in the manner set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and in the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Agreement is amended as follows:

A.	A new Section 3.6 is added to read as follows:

3.6	Cash Retention Bonus. Officer will have the opportunity to earn a cash retention bonus in the aggregate amount of $1,800,000, payable as follows, and conditioned upon Officer continuing to be actively employed by the Company on a full-time basis as of the applicable retention vesting date:

Retention Vesting Date:	Cash Payment:
March 17, 2022	$450,000
March 17, 2023	$450,000
March 17, 2024	$900,000

Each retention payment will be paid in a single lump sum, less applicable tax and other withholdings, within three (3) days of the applicable retention vesting date. If Officer’s employment with the Company ends, whether voluntarily or involuntarily, for any reason prior to an applicable retention vesting date, Officer shall forfeit the retention payment.

B.	In all other respects, the Agreement shall remain in effect.

EXECUTED this 19th day of March 2021.

AMC ENTERTAINMENT HOLDINGS, INC.	OFFICER

/s/ Kevin M. Connor	/s/ Sean D. Goodman
By: Kevin M. Connor	Sean D. Goodman
Title: Senior Vice President, General Counsel & Secretary

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